Exhibit 4.6
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of January 15, 2008, by and among (i) Smart Move, Inc., a Delaware corporation (the “Company”); and (ii) Professional Offshore Opportunity Fund, Ltd. (“POOF”); and (iii) Professional Traders Fund, Ltd. (“PTF” and, together with POOF, the “Investors”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreements (as defined below).
WITNESSETH:
WHEREAS, the Company and the Investors have entered into certain Securities Purchase Agreements dated as of January 15, 2008 (the “Purchase Agreements”), pursuant to which the Company has agreed to issue to the Investors, and the Investors have severally agreed to purchase from the Company, an aggregate of up to $3,000,000 principal amount at an original issue discount of 15% of the principle amount (the “Notes”) convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $.001 (the “Common Stock”) and in connection therewith purchase from the Company certain warrants (the “Warrants”) to purchase shares of Common Stock (together with the Notes, and the Common Stock issuable upon conversion of the Notes, the “Securities”);
WHEREAS, in consideration of Investors’ entering into the Purchase Agreements, the Company has agreed to provide certain rights to Investors as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree as follows:
1. Representations and Warranties of the Company. The Company represents and warrants that:
1.1 The Company has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.
1.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to the Company or by which any of the properties of the Company is or may be bound or affected, or the charter documents of any Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which such Company is a party or by which the Company or any of the affiliates or properties of the Company is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in the Company or any of its subsidiaries. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent or approval of any Person which has not already been obtained.

2. Covenants and Agreements.
Unless the context requires otherwise, the Company hereby covenants and agrees, as follows:
2.1 The Company acknowledges the Investors’ interest in verifying that the Company has appropriate arrangements in effect to ensure the continuing service commitments of its Executives and other key personnel and to protect its competitive interests and safeguard trade secrets. The Company represents and warrants to Investors that it has non-competition provisions in existing employment contracts with the Company’s CEO and CFO and that other senior management staff (the “Executives”) as listed on Schedule 2.1 attached hereto (the “Non-Competition Arrangements”) are bound by the non-competition clauses of Option Grant Agreements to which they are parties. The Company represents and warrants that such Non-Competition Arrangements contain the provisions restricting direct or indirect competitive activity and interference which are excerpted from the full agreements and disclosed in Schedule 2.1; copies of the complete employment agreements and form of Option Agreement in effect with respect to the Non-Competition Arrangements are accessible via EDGAR as filed or incorporated Exhibits to the Company’s Annual Report on Form 10-KSB ).
2.2 Maintenance of Non-competition and Other Employment Related Assurances. As long as the Investor holds in aggregate 20% of the Notes it purchased under the Purchase Agreements, or at least 3 % of the Company’s issued and outstanding common stock (in either case, the “Minimum Holding”), the Company hereby covenants and agrees to continue, maintain, restate or replace such provisions applicable to Non-Competition Arrangements and to enforce them as necessary to protect the Company’s interests and safeguard its trade secrets, subject in all cases to the requirements and limitations of applicable law and the determinations and policies of the Company’s Board of Directors and Standing Committees in all matters reserved to their discretion and judgment.
3. Right of First Refusal for Future Securities Offerings.
3.1 Issuance Notice.
(a) Subject to the terms and conditions of this Section, applicable securities laws and the terms of any agreements to which the Company currently is a party that have been disclosed to the Investors or are disclosed in the Company’s filings with the SEC, if, following the date hereof and until January 15, 2010, the Company proposes to issue or sell any securities to a purchaser that is not an Affiliate of the Company (the “Proposed Third Party Purchaser”), the Company shall immediately offer such securities to each Eligible Investor by sending written notice (an “Issuance Notice”) to Eligible Investors, which Issuance Note shall state (a) the identity of the Proposed Third Party Purchaser, (b) a description of the securities to be issued or sold, including detailed terms of such securities, (c) the amount of the securities proposed to be issued to the Proposed Third Party Purchaser (the “Offered New Securities”); (d) the proposed purchase price for the Offered Securities (the “Issuance Price”); and (e) the terms and conditions of such proposed sale. For purposes of this Agreement, an “Affiliate” shall refer to: (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, (iv) a trust for the benefit of such Person referred to in the foregoing clause (ii) of this definition.

(b) The Issuance Notice shall also certify that the Company has received a firm offer from the Proposed Third Party Purchaser and in good faith believes a binding agreement for the Offered New Securities is obtainable on the terms set forth in the Issuance Notice. The Issuance Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement or understanding relating to the Offered New Securities. Upon delivery of the Issuance Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.
3.2 Option; Exercise. By notification to the Company within fifteen (15) business days after the Issuance Notice is given, each Eligible Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Issuance Notice, up to all of the Offered New Securities; provided, however, that if transaction set forth in the Issuance Notice involves a registered public offering of securities by the Company, then in such event, in lieu of its right to purchase all of the Offered New Securities, each Eligible Investor may elect to purchase or otherwise acquire up to that portion of the Offered New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Warrants and any other securities exercisable for or convertible into Common Stock (the “Derivative Securities”) then held by such Eligible Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Warrants and other Derivative Securities). The closing of any sale pursuant to this Section 3.2 shall occur within sixty (60) days after the date on which such notification is first given by such Eligible Investor. Each Eligible Investor (or its assignees) shall be entitled to apportion the rights of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.
3.3 Right to Sell to Proposed Third Party Purchaser. If less than all of the Offered New Securities entitled to be purchased or acquired by the Eligible Investors are elected to be purchased or acquired as provided in Section 3.2, the Company may, during the thirty (30) day period following the expiration of the fifteen (15) day period provided in Section 3.2, offer and sell the remaining unsubscribed portion of such securities to the Proposed Third Party Purchaser in the Issuance Notice at a price not less than, and upon terms not materially more favorable to the Proposed Third Party Purchaser than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right of first refusal provided hereunder shall be deemed to be revived and such securities shall not be offered to a third party unless first reoffered to all Eligible Investors in accordance with this Section.

4. Miscellaneous.
4.1 Termination. This Agreement will be automatically terminated with no further effect with respect to an Investor at such time that such Investor no longer holds any Securities (including Conversion Shares and Warrant Shares).
4.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.
(a) If to an Investor, at its address as set forth in the Securities Purchase Agreement, or at such other address as may have been furnished to the Company by it in writing.
(b) If to the Company at:
Smart Move, Inc.
5990 Greenwood Plaza Blvd., Suite 390
Greenwood Village, CO 80111
with a copy to:
Messner & Reeves, LLC
Attn: Randal M. Kirk
1430 Wynkoop Street, Suite 400
Denver, CO 80202
Direct: 303-605-1577
Main: 303-623-1800
Fax: 303-623-0552
Email: rkirk@messner-reeves.com
4.3 Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company and the Controlling Shareholder, in the case of an Investor’s obligations, and by the Investors entitled to rights hereunder in the case of the obligations of any other parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.4 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.
4.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.
4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company agrees that any suit, action or proceeding against it arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.
4.7 Sovereign Immunity. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law.
4.8 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto.
4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

THE COMPANY: SMART MOVE, INC.
By:
Name:
Title:

Accepted and Agreed to:
INVESTOR[S]:

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:

Name:
Title:

PROFESSIONAL TRADERS FUND, LLC.

By:

Name:
Title: